Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Tracy Young
Vice President, Marketing
800-818-1498

TeamHealth Announces Executive Management Promotions

(KNOXVILLE, Tenn.) April 29, 2008 –TeamHealth announced today that effective May 1, 2008, Greg Roth will assume the position of President and Chief Executive Officer, and Lynn Massingale, M.D., FACEP, will become the Executive Chairman of the Board. Roth has served as President and Chief Operating Officer since he joined TeamHealth in November 2004.

Roth, 51, joined TeamHealth after serving six years as President of HCA’s Ambulatory Surgery Division. His diverse educational background includes a bachelor’s degree in allied health professions from Ohio State University and a master’s degree in hospital and health administration from Xavier University. He is also a registered respiratory therapist and a certified public accountant.

“Greg has done an exceptional job in his position as President and COO of TeamHealth, and I have complete confidence in his capability to excel in this expanded role,” says Massingale. “He will be responsible for the day-to-day management of all aspects of the organization. Greg’s unique combination of clinical, financial and business experience paired with our strong physician leaders will serve our affiliated physicians and client hospitals very well. On a full-time basis, I will focus primarily on physician relationships, quality of care and patient safety initiatives, strategy, and growth.”

TeamHealth also announced today the promotion of Joe Carman to the position of Chief Administrative Officer. Carman, 45, joined TeamHealth in July 2004 as President of the organization’s Health Care Financial Services Division, where he was responsible for the overall performance of billing and reimbursement functions for more than 7 million annual patient encounters. Prior to joining TeamHealth, Carman held several positions with increasing responsibility during his 15 years at Per-se Technologies.

About TeamHealth

Founded in 1979, TeamHealth is headquartered in Knoxville, Tennessee. TeamHealth is affiliated with approximately 5,900 healthcare professionals who provide emergency medicine, hospital medicine, radiology, teleradiology, urgent care and pediatric staffing and management services to approximately 550 civilian and military hospitals, clinics and physician groups in 44 states. For more information about TeamHealth, visit www.teamhealth.com or call 800.818.1498.

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Source: TeamHealth